Exhibit 99.1

PAUL C. MEYER STEPS DOWN FROM SONA MOBILE’S BOARD OF DIRECTORS

NEW YORK, June 18, 2007 -- Sona Mobile Holdings Corp. (OTC BB: SNMB), a leading provider of secure software solutions for gaming and entertainment applications, announced today that Paul C. Meyer has stepped down from his position as an independent director of the Company, effective June 12, 2007.

“We appreciate Paul’s commitment to his responsibilities at Shuffle Master and look forward to our continued work with him under our strategic relationship,” said Shawn Kreloff, chairman and chief executive officer of Sona Mobile Holdings. “As a distributor of Sona’s wireless gaming line, Shuffle Master will remain a key partner of ours as we move forward with our business plan. On behalf of everyone at Sona, I would like to thank Paul for his contributions to the advancement of the Company during his tenure on our Board. He was instrumental in helping Sona transition into the gaming technology business and recognizing the sizeable opportunities that exist in server-based gaming.”

About Sona Mobile

Sona Mobile is a leading provider of secure software solutions for gaming and entertainment applications. Sona's patent-pending technology delivers a rich client experience without compromising performance or security. Sona's key differentiator is the innovative Sona Gaming Platform (SGP). Sona utilizes the SGP to provide clients with wired or wireless server-based gaming content including slots, table games, video poker and race and sports wagering - all from a single screen. The Gaming Labs International (GLI) certified SGP architecture works across a wide range of mobile devices, kiosks, and computers. The SGP enables clients to have a similar gaming interface in a casino, at the track, at home on their computer or on their mobile device.

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," or similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Actual results could differ materially from the expectations expressed in these forward-looking statements. Potential risks and uncertainties include those described in Sona's public filings with the US Securities and Exchange Commission.

# # #